[PRICEWATERHOUSECOOPERS LETTERHEAD]

April 16, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by CytRx (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company’s Form 8-K dated April 16, 2004. We agree with the statements concerning our Firm in such Form 8-K, except that we have no basis for commenting on the Company’s reason for our dismissal described in the eleventh paragraph of the Form 8-K.

Very truly yours,
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP